February 14, 2025

Steve Rubakh
Chief Executive Officer
INTEGRATED VENTURES, INC.
18385 Route 287
Tioga, PA 16946

       Re: INTEGRATED VENTURES, INC.
           Form 10-K for Fiscal Year Ended June 30, 2024
           File No. 000-55681
Dear Steve Rubakh:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Crypto Assets